EXHIBIT 10.3

SECURITY AGREEMENT

This SECURITY AGREEMENT, entered into as of this 31st day of January, 2000 (this “Agreement”), is by and between CAPITAL LEASE FUNDING, L.P., a Delaware limited partnership (“CLF”), and BANK OF AMERICA, N.A., a national banking association (the “Bank”).

RECITALS

A. Bank has agreed, pursuant to the terms of a Purchase and Sale Agreement, dated as of January 31, 2000 (the “Purchase and Sale Agreement”), by and among, among others, CLF and the Bank, to purchase certain Commercial Mortgage Loans from CLF. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase and Sale Agreement.

B. Bank is unwilling to enter into the Purchase and Sale Agreement or to purchase the Commercial Mortgage Loans unless CLF secures all of its obligations to the Bank under the Purchase and Sale Agreement and/or Call Option Agreement, regardless of whether such obligations are now or hereafter arising, owing, due or payable and howsoever such obligations are evidenced, created, incurred, acquired or owing (collectively, “Total Obligations”);

C. Bank and CLF each intends that: (i) Bank’s purchases from CLF of Mortgage Loans constitute, in each instance, a true sale and not a pledge of interests in the Commercial Mortgage Loans; (ii) the security interest granted hereunder is solely for the purpose of protecting Bank’s interests if it were subsequently determined that Bank’s purchases of the Commercial Mortgage Loans were not, in each instance, true sales; and (iii) neither this Agreement nor the security interest granted hereunder be construed, under any circumstance, as being inconsistent with the parties’ intentions that the sales of Commercial Mortgage Loans be treated as true sales of such Commercial Mortgage Loans from CLF to Bank.

NOW, THEREFORE, in consideration of the foregoing recitals and for other consideration, the receipt and sufficiency of which is hereby acknowledged, CLF agrees as follows:

1. Grant of Security Interest. As security for the payment and satisfaction of all Total Obligations, CLF hereby grants to the Bank a continuing security interest in and to all of the following, whether now owned or existing or hereafter acquired or arising and wheresoever located:

(a) Each Commercial Mortgage Loan sold from time to time hereafter by CLF to Bank under the terms of the Purchase and Sale Agreement;

(b) For each Purchased Mortgage Loan, each Loan Document (as such term is defined in the Call Option Agreement) and Lease Enhancement Policy or other insurance policy issued in connection with such Purchased Mortgage Loan;

(c) All monies, residues and properties of any kind, now or at any time or times hereafter, in the possession or under the control of CLF or Bank, any affiliate of CLF or Bank, or a bailee or agent of Bank or CLF, including any servicer or custodian of any Purchased Mortgage Loan, which monies, residues and properties relate to any Purchased Mortgage Loan and which are payable to, or are the property of, Bank under the terms and conditions of the Purchase and Sale Agreement;

(d) All cash and non-cash proceeds of the items of property referred to in (a) through (c) above, including without limitation all cash, insurance proceeds, cash collateral, depository accounts in which such proceeds may be deposited or held and all amounts on deposit in such accounts.

Collectively, the items described in sub-sections (a) through (d), above, are the “Collateral.”

2. Maintenance of Security Interest. CLF will, from time to time, upon the reasonable request of the Bank, deliver to the Bank or its designee such instrument and documents, financing and continuation statements, amendments thereto, assignments, endorsements, conveyances and other writings as the Bank may request to carry out the terms of this Security Agreement or to protect or enforce the Bank’s security interest in the Collateral; provided, however, that the failure of CLF to deliver any of the foregoing upon the request of the Bank shall not in any manner affect the security interest in the Collateral granted hereunder or the Bank’s rights and remedies with respect thereto. Without limiting the generality of the foregoing, CLF agrees to do and cause to be done all things requested by the Bank that are reasonable or necessary to perfect and keep in full force the security interest in the Collateral granted in favor of the Bank, including, but not limited to, the prompt payment of all fees and expenses incurred in connection with any filings made to perfect the Bank’s security interest in the Collateral.

3. Receipt of Payment. If CLF (or any of its affiliates, subsidiaries, partners, officers, employees or agents) shall receive any monies, checks, notes, drafts or any other items of payment relating to, or proceeds of, the Collateral following the occurrence of an Event of Default hereunder, CLF shall hold all such items of payment in trust for the Bank and as the property of the Bank, separate from the funds of CLF; and, no later than the first (1st) Business Day following the receipt thereof, CLF shall cause the same to be forwarded to the Bank for application on account of the Total Obligations.

4. Release of Security Interest. Upon the sale of any Purchased Mortgage Loan from the Bank to CLF or CLFC, the Purchased Mortgage Loan shall be no longer subject to the security interest granted herein, and the Bank shall take, at the expense of CLF or CLFC, as may be appropriate, all actions that CLF or CLFC, as appropriate, may request and that are reasonably necessary to evidence or confirm such release.

5. Rights and Remedies Upon Default. Upon and after an Event of Default, the Bank may, without prior notice to CLF but subject to the terms of the Purchase and Sale Agreement and the Call Option Agreement, exercise any of the following rights and remedies:

(a) The rights and remedies provided to the Bank under the Purchase and Sale Agreement and the Call Option Agreement.

(b) Endorse, or cause the endorsement of, the name of CLF upon any promissory note, Mortgage, chattel paper, document, instrument or similar document or agreement, including any Loan Document (as defined in the Call Option Agreement) or Lease Enhancement Policy or other associated insurance policy evidencing or relating to any or all of the Purchased Mortgage Loans, and do all acts and things and execute all documents, instruments and pleadings necessary, in the Bank’s sole discretion, to collect under and enforce its rights and remedies against any Mortgagor, Tenant or any other third party or against the Morgaged Property under any Purchased Mortgage Loan.

(c) Except as expressly set forth in the Purchase and Sale Agreement, sell, assign, lease or to otherwise dispose of all or any Collateral, at one or more public or private sale or sales, in one or more lots, for cash or on credit with or without representations and warranties, all as the Bank, in its sole discretion, may deem advisable. The Bank, in its sole discretion, may postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of such postponed or adjourned sale, without being required to give CLF a new notice of sale.

6. Appointment of Bank as CLF’s Attorney. CLF irrevocably appoints the Bank (and all Persons designated by the Bank) as CLF’s attorney-in-fact for all purposes with respect to all the Collateral and with respect to the Bank’s rightful exercise of all of CLF’s rights and remedies in relation to the Mortgagors, Tenants, Mortgaged Properties, and other persons, entities and things, under the Purchased Mortgage Loans. CLF hereby ratifies and confirms all acts of the Bank or its designees or agents taken pursuant to Section 6 of this Agreement; and the Bank or its designee shall not be liable for any acts of omission or commission, nor for any error of judgment or mistake of fact or law, except for acts of omission or commission of the Bank or its designee or agents that are the result of gross negligence or willful misconduct by the Bank or its designee or agents. This power, being coupled with an interest, is irrevocably granted to the Bank by CLF.

7. Rights and Remedies Cumulative. Bank’s rights and remedies set forth in this Agreement are not exclusive of or limiting upon any right or remedy granted under any other agreement between the parties hereto or granted under law; and the exercise by the Bank of any right or remedy shall not preclude the exercise of other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under any other agreement between CLF and the Bank which may now or hereafter exist. No delay or failure to take action by Bank in exercising any right, power or privilege shall operate as a waiver thereof or as a waiver of any Event of Default; nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege.

8. Non-Waiver. No waiver by Bank shall be effective unless it is in a writing signed by an officer of Bank, and then only to the extent specifically stated in such writing. No course of dealing between CLF and the Bank shall constitute a waiver of any Event of Default. The Bank shall not, under any circumstances or in any event whatsoever, have any liability for any error, omission or delay of any kind occurring in the liquidation of the Collateral or for any damages resulting therefrom except where the actions of Bank or its designee or agent were the result of the gross negligence or willful misconduct of Bank or its designee or agent.

9. Waivers. In addition to the other waivers contained herein and in any other agreement between CLF and the Bank, CLF hereby expressly waives, to the fullest extent permitted by law, presentment for payment, demand, protest, notice of demand, notice of protest, notice of default or dishonor, notice of payments and nonpayments and all other notices and consents that the Bank may release, compromise, settle, extend or renew, or any instruments or guaranties at any time held by the Bank under which CLF may in any way be liable and notice of any action taken by the Bank unless expressly required by this Agreement, the Purchase and Sale Agreement, the Call Option Agreement or by law.

10. Consequence of Exercise of Remedies. As the parties hereto intend for the sale of Purchased Mortgage Loans to be, in each case, an absolute assignment, the provisions of the second sentence of Section 9-504(2) of the Uniform Commercial Code (as codified at N.C. Gen. Stat. § 25-9-504(2)), subject only to the terms of Section 13 of the Purchase and Sale Agreement, shall apply after the occurrence of an Event of Default or any other event whereby Bank may liquidate the Collateral under the terms of the Purchase and Sale Agreement.

11. Applicable Law. This Security Agreement shall be governed in all respects by, and construed in accordance with, the laws of the State of North Carolina.

12. Severability. The provisions of this Agreement are independent of and separable from each other. If any provision hereof shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof, but this Security Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

13. Final Agreement; Conflicts. This Agreement constitutes the full and final agreement between the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, if there are any conflicts or discrepancies between the terms or application of (i) this Agreement and (ii) the Purchase and Sale Agreement or the Call Option Agreement, the terms of the Purchase and Sale Agreement or of the Call Option Agreement, as applicable, shall govern.

14. Captions. Underlined captions used herein are for case of reference and shall not be used or referred to in the interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed by authority duly given as of the day and year first above written.

CAPITAL LEASE FUNDING, L.P., by CLF Holdings, Inc., its general partner

By:	/s/ PAUL H. MCDOWELL

Title:	Senior Vice President

BANK OF AMERICA, N.A.

By:	/s/ ROBERT D. HOWLETT

Title:	Vice President